U.S. SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

|_| Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

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1. Name and Address of Reporting Person*

   Inwentash, Sheldon
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   (Last)               (First)                 (Middle)

   c/o Pinetree Capital Corporation
   130 King Street West - Suite 2810
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                                    (Street)

   Toronto, Ontario M5X 1A9 Canada
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   (City)               (State)                 (Zip)

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2. Issuer Name and Ticker or Trading Symbol

   Softquad Software, Ltd. (SXML)
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3. IRS Identification Number of Reporting Person, if an Entity (Voluntary)


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4. Statement for Month/Year

   October, 2000
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5. If Amendment, Date of Original (Month/Year)

   N/A
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6. Relationship of Reporting Person to Issuer
   (Check all applicable)

   |_|   Director                             |X|   10% Owner
   |_|   Officer (give title below)           |_|   Other (specify below)

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7. Individual or Joint/Group Filing (Check Applicable Line)

   |X|  Form filed by one Reporting Person
   |_|  Form filed by more than one Reporting Person

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* If the Form is filed by more than one Reporting Person, see Instruction
  4(b)(v).

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           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
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                                                                                                     6.
                                                      4.                              5.             Owner-
                                                      Securities Acquired (A) or      Amount of      ship
                                         3.           Disposed of (D)                 Securities     Form:     7.
                                         Transaction  (Instr. 3, 4 and 5)             Beneficially   Direct    Nature of
                           2.            Code         ----------------------------    Owned at End   (D) or    Indirect
1.                         Transaction   (Instr. 8)                   (A)             of Month       Indirect  Beneficial
Title of Security          Date          ------------     Amount      or     Price    (Instr. 3      (I)       Ownership
(Instr. 3)                 (mm/dd/yy)     Code     V                  (D)             and 4)         (Instr.4) (Instr. 4)
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Common Stock               10/19/00       J               100,000     A      (1)      100,658        I         Held by Pinetree
                                                                                                               Capital Corporation
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

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(1) Acquired upon conversion of 100,000 Exchangeable Shares of Softquad Acquisition Corp., an Ontario, Canada, corporation and subsidiary of Softquad Software, Ltd., See Table II.

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
            (e.g., puts, calls, warrants, options, convertible securities)

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                                                                                                          9.        10.
                                                                                                          Number    Owner-
                                                                                                          of        ship
                    2.                                                                                    Deriv-    Form of
                    Conver-                    5.                              7.                         ative     Deriv-   11.
                    sion                       Number of                       Title and Amount           Secur-    ative    Nature
                    of                         Derivative    6.                of Underlying     8.       ities     Secur-   of
                    Exer-             4.       Securities    Date              Securities        Price    Bene-     ity:     In-
                    cise     3.       Trans-   Acquired (A)  Exercisable and   (Instr. 3 and 4)  of       ficially  Direct   direct
                    Price    Trans-   action   or Disposed   Expiration Date   ----------------  Deriv-   Owned     (D) or   Bene-
1.                  of       action   Code     of(D)         (Month/Day/Year)            Amount  ative    at End    In-      ficial
Title of            Deriv-   Date     (Instr.  (Instr. 3,    ----------------            or      Secur-   of        direct   Owner-
Derivative          ative    (Month/  8)       4 and 5)      Date     Expira-            Number  ity      Month     (I)      ship
Security            Secur-   Day/     ------   ------------  Exer-    tion               of      (Instr.  (Instr.   (Instr.  (Instr.
(Instr. 3)          ity      Year)    Code V    (A)   (D)    cisable  Date     Title     Shares  5)       4)        4)       4)
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Exchangeable        1-for-1  10/16/00 J(2)           100,000 4/15/00  4/5/04   Common    100,000 (2)      2,470,560 I    Held by
Shares of Soft-                                                                                                          Pinetree
quad Acquisition                                                                                                         Capital
Corp.; an                                                                                                                Corporation
Ontario, Canada
corporation(1)
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Exchangeable        1-for-1  10/19/00 C              100,000 4/15/00  4/15/00  Common    100,000 (2)      2,470,560 I    Held by
Shares of Soft-                                                                                                          Pinetree
quad Acquisition                                                                                                         Capital
Corp.; an                                                                                                                Corporation
Ontario, Canada
corporation(1)
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Explanation of Responses:

(1)   A subsidiary of Softquad Software, Ltd.
(2) Acquired in exchange for an equal number of shares of Softquad Software, Inc., an Ontario, Canada, corporation. Transferred to VC Advantage Limited Partnership as repayment of 2/29/00 unsecured loan of 100,000 shares of common stock of Softquad Software, Ltd., to Pinetree Capital Corporation.

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).


By: /s/ Sheldon Inwentash                                       12/18/00
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** Signature of Reporting Person                                  Date

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.


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